Exhibit 10.2

Executive Change-in-Control
Severance Agreement for
[Insert Name]
First Business Financial Services, Inc.
[Insert Date]

Contents

Article 1. Definitions                                        1

Article 2. Severance Benefits                                    5

Article 3. Nonsolicitation of Clients                                8

Article 4. Confidentiality                                    9

Article 5. Protection of Leadership Pool                            11

Article 6. Treatment of Excise Taxes                                13

Article 7. Contractual Rights and Legal Remedies                        14

Article 8. Successors                                        14

Article 9. Miscellaneous                                    15

i

First Business Financial Services, Inc. Executive Change-in-Control Severance Agreement
THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective this __ day of ______, 2020 (hereinafter referred to as the “Effective Date”), by and between First Business Financial Services, Inc. (the “Company”), a Wisconsin corporation, and [Insert Name] (the “Executive”).
WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control involving the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and
WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders; and
WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article 1. Definitions
Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)     “Accrued Benefits” mean the benefits as provided in Sections 2.3(a) and 2.3(b) herein.
(b)    “Affiliate” means any entity of which at least 20% of the equity interest is held directly or indirectly by the company, and includes Affiliates acquired after the effective date of this Agreement.
(c)    “Agreement” means this Executive Change-in-Control Severance Agreement.
(d)    “Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.
(e)    “Board” or “Board of Directors” means the Board of Directors of the Company.

(f)    “Cause” shall mean the occurrence of any one or more of the following:
    (i)    The Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after the Company delivers a written demand for substantial performance to the Executive (which specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties) and the Executive fails to remedy the situation within fifteen (15) business days of such written notice from the Company;
    (ii)    Gross negligence in the performance of the Executive’s duties to the Company, which results in material financial harm to the Company;
    (iii)    The Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime, the circumstances of which relate to the Executive’s duties to the Company;
    (iv)    The Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;
    (v)    Willful violation of any provision of the Company’s Code of Business Conduct & Ethics, as amended from time to time; or
    (vi)    Willful violation of any of the covenants contained in Article 3 or 5, as applicable.
(g)    “Change in Control” shall occur on the first day that any one or more of the following conditions shall have been satisfied, including, but not limited to, signing of documents by all parties and approval by all regulatory agencies, if required:
    (i)     change in the ownership of the Company, which shall occur on the first date that any one person (as such term is defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof) or more than one person acting as a group (as defined below) becomes a beneficial owner of Voting Securities that, together with the Voting Securities then held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Voting Securities. However, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the Voting Securities, the acquisition of additional Voting Securities by the same person or persons is not considered to cause a Change in Control. The term “persons acting as a group” shall not include any persons acting as a group solely because they purchase or own Voting Securities at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(ii)     A change in the effective control of the Company, which shall occur on the date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
(iii)     Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an excluded transaction (as defined below).
For purposes of the definition of Change in Control:
A.    “Fair market value” means, as of any date, the officially-quoted closing selling price of the shares of common stock of the Company on such date on the principal national securities exchange on which such shares are listed or admitted to trading or, if there have been no sales with respect to shares of the Company’s common stock on such date, or if the shares are not so listed or admitted to trading, the fair market value shall be the value established by the Board or a committee thereof in good faith.
B.     “Gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.
C.     Persons will not be considered to be acting “as a group” solely because they purchase assets of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.
D.     The term “excluded transaction” means any transaction in which assets are transferred to: (1) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to shares of the common stock of the Company; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (3) a person, or more than one person acting as a group (as defined herein), that owns directly or indirectly, 50% or more of the total value or voting power of all the outstanding Voting Securities (determined after the asset transfer); or (4) an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) (determined after the asset transfer).

(h)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
(i)    “Committee” means the Compensation Committee of the Board of Directors of the Company, or if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.
(j)    “Company” means First Business Financial Services, Inc., a Wisconsin corporation.
(k)    “Disability” or “Disabled” means that the Executive:
    (i)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
    (ii)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
(l)    “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Accrued Benefits and Severance Benefits hereunder.
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(n)    “Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:
    (i)    A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;
(ii)          A material reduction of the Executive’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the Change in Control; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;
    (iii)    The Company’s requiring the Executive to be based at a location in excess of one hundred (100) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations; or
    (iv)    A material breach of this Agreement by the Company.
    Notwithstanding the foregoing, no event shall constitute Good Reason unless (i) the Executive provides the Company with a written notice that an event has occurred that serves as cause for Good Reason within sixty (60) days after the date the Executive had knowledge, or should have had knowledge, of the first occurrence of such circumstances, (ii) the Company fails to correct in all material respects the event(s) constituting Good Reason within sixty (60) days (the “cure period”) of the Executive’s written notice to the Company describing such event(s), and (iii) the Executive actually terminates employment within thirty (30) days following the expiration of the Company’s cure period (in which cure does not occur).
(o)    “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s termination of employment with the Company under the provision so indicated.
(p)    “Qualifying Termination” means any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Accrued Benefits and Severance Benefits hereunder.
(q)    “Severance Benefits” mean the severance benefits as provided in Section 2.3(c) through 2.3(e) herein.
(r)     “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
Article 2. Severance Benefits
2.1    Right to Accrued and Severance Benefits. Subject to Section 2.4 herein, the Executive shall be entitled to receive from the Company the Accrued Benefits and Severance Benefits if during the term of this Agreement there has been a Change in Control and if, within twelve (12) calendar months immediately thereafter, the Executive incurs a termination of employment with the Company for any reason specified in Section 2.2 herein as being a Qualifying Termination.
2.2    Qualifying Termination. Subject to Section 2.4 herein, the occurrence of any one or more of the following events (a “Qualifying Termination”) within twelve (12) calendar months immediately following a Change in Control shall trigger the payment of the Accrued and Severance Benefits to the Executive:
(a)    The Executive’s termination of employment with the Company due to the Company’s involuntary termination of the Executive’s employment without Cause; or

(b)    The Executive’s termination of employment with the Company due to his voluntary termination of employment for Good Reason.
A Qualifying Termination shall also include the Executive’s termination of employment with the Company due to an involuntary termination by the Company within six (6) months prior to a Change in Control if such termination occurs at the request of any party involved in the Change-in-Control transaction.
A Qualifying Termination shall not include the Executive’s termination of employment with the Company due to a termination of the Executive’s employment within twelve (12) calendar months after a Change in Control by reason of death, Disability, the Executive’s voluntary termination without Good Reason, or the Company’s termination of the Executive’s employment for Cause.
2.3    Description of Accrued and Severance Benefits. In the event that the Executive becomes entitled to receive benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide the Executive with the following:
(a)    A lump-sum cash amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.
(b)    A lump-sum cash amount payable to the Executive under any annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid.
(c)    A cash amount equal to [two (2) multiplied by the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination or, if greater, by the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control] [the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination or, if greater, the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control].
(d)    A cash amount equal to the greater of: (i) the Executive’s then-current target bonus opportunity established under any annual bonus plan for the plan year in which the Qualifying Termination occurs; or (ii) the Executive’s target bonus opportunity, if any, in effect prior to the occurrence of the Change in Control. Such payment shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year,
(e)    If as of the Effective Date of Termination the Company continues to maintain a group health insurance plan that would allow for the participation of the Executive without violating the terms of the group health insurance plan (or any other related insurance policies) or violating any of the Code’s nondiscrimination requirements applicable to the health insurance coverage, then the Company shall provide, at the exact same cost to the Executive, and at the same coverage level as in effect as of the

Effective Date of Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for eighteen (18) months from the Effective Date of Termination. The applicable COBRA health insurance benefit continuation period shall begin coincident with the beginning of this eighteen (18) month benefit continuation period.
    Notwithstanding the health benefits provided above, if the Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, this health insurance benefit coverage by the Company shall be discontinued prior to the end of the eighteen (18) month continuation period. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or shall cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.
2.4    Release Condition. The payment and provision of the Severance Benefits is contingent upon the Executive’s execution of a written complete and permanent release in a form satisfactory to the Company (the “Release”), containing, among other things, a general release of claims against the Company, which must be executed by the Executive (and any applicable revocation period must expire) in accordance with the terms of the Release but in no event later than sixty (60) calendar days following the Effective Date of Termination.
2.5     Payment of Accrued and Severance Benefits. The Accrued Benefits shall be paid in cash to the Executive in a single lump sum with the first Company payroll following the Effective Date of Termination. The sum of the Severance Benefits described in Sections 2.3(c) and 2.3(d) herein shall be paid as follows: (i) the portion of such sum up to the maximum amount payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) as of the Effective Date of Termination (the “Exempt Severance Pay Amount”), shall be paid in equal installments over a period of [twelve (12)] [twenty-four (24)] months beginning as of the Effective Date of Termination and shall be paid in accordance with the Company’s normal payroll practices, subject to applicable tax withholdings, commencing with the Company’s first regularly scheduled payroll date that occurs at least five (5) business days after the Release becomes effective and irrevocable, with any amounts otherwise payable prior to such date (but for any consideration/revocation requirements related to such Release) to be made in a lump sum on such date; and (ii) payment of the difference between the sum of the Severance Benefits described in Sections 2.3(c) and 2.3(d) herein and the Exempt Severance Pay Amount shall be paid to the Executive in a lump sum after the Release becomes effective and irrevocable, but in no case no later than the first March 15th following the calendar year which included Effective Date of Termination.
Notwithstanding the foregoing, if the Qualifying Termination is due to the Executive’s termination of employment with the Company due to an involuntary termination by the Company within six (6) months prior to a Change in Control at the request of any party involved in the Change-in-Control transaction, any amount due under this Section 2.5 that would become payable prior to the date of a Change in Control Control (assuming the Change in Control had occurred simultaneous with the Qualifying Termination), if any, shall not be paid prior to the date of the Change in Control and shall be payable in a lump sum on the first regularly scheduled payroll date that occurs after the date of the Change in Control and is at least five (5) business days after the Release becomes effective and irrevocable.
2.6     Termination Due to Death. Within [twelve (12)] [twenty-four (24)] months immediately following a Change in Control, if the Executive incurs a separation of service with the Company by reason of his death, the Company shall pay the Executive’s estate all amounts described in Section 2.3(a) and (b) herein through the date of death. All other benefits due the Executive shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.
2.7    Notice of Termination. Any termination of employment of the Executive from the Company due to a termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.
Article 3. Nonsolicitation of Clients
In consideration of this Agreement, the Executive agrees to the following:
(a)While Executive is employed by the Company or any of its Affiliates, and for a period of [twelve (12)/twenty-four (24)] months immediately following the termination of the Executive’s employment for any reason, Executive will not, except on behalf of or as otherwise directed by the Company, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services (defined below) business from any client of the Company or any of its Affiliates who/which was a client of the Company or any of its Affiliates and (i) with whom/which the Executive had any contact or (ii) about whom/which the Executive had access to non-public confidential or proprietary information, in the case of both (i) and (ii), above, during the period of one year prior to the date the Executive ceased to be an employee of the Company or any of its Affiliates.
(b)While the Executive is employed by the Company or any of its Affiliates, and for a period of [twelve (12)/twenty-four (24)] months immediately following the termination of the Executive’s employment for any reason, the Executive will not, except on behalf of or as otherwise directed by the Company, conduct business relating to Financial Services (defined below) with any client of the Company or any of its Affiliates who/which was a client of the Company or any of its Affiliates and (i) with whom/which the Executive had any contact or (ii) about whom/which the Executive had access to non-public confidential or proprietary information, in the case of both (i) and (ii), above, during the period of one year prior to the date the Executive ceased to be an employee of the Company or any of its Affiliates.
(c)While the Executive is employed by the Company or any of its Affiliates, and for a period of [six (6) / twelve (12)] months immediately following the termination of the Executive’s employment for any reason, the Executive will not, except on behalf of or as otherwise directed by the Company, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services (defined below) business from any prospective client of the Company or any of its Affiliates with whom/which the Company engaged in direct marketing efforts (as opposed to general solicitations of business) and (i) with whom/which the Executive had any contact or (ii) about whom/which the Executive had access to non-public confidential or proprietary information, in the case of both (i) and (ii), above, during the period of one year prior to the date the Executive ceased to be an employee of the Company or any of its Affiliates.
(d)For clarification purposes, the restrictions described in the above subparagraphs apply to clients whether they are persons or entities. The term “Financial Services” as used herein shall mean products and/or services offered by the Company during the one year prior to the date the Executive ceased to be an employee of the Company or any of its Affiliates.

(e)These covenants are effective immediately. The parties intend that this Article 3 and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this agreement, as provided in Section 9.8, and are also severable from any other promise or duty owed by the Executive to the Company or any Affiliate.
(f)The Executive agrees that this covenant is reasonably and properly necessary to protect the legitimate business interests of the Company. The Executive acknowledges that damages for the violation of this covenant will be inadequate and will not give full, sufficient relief to the Company, and that a breach of this covenant will constitute irreparable harm to the Company. Therefore, the Executive agrees that in the event of any violation of this covenant, the Company shall be entitled to compensatory damages, and injunctive relief.
(g)Executive will reimburse and indemnify the Company for the actual costs incurred by the Company in enforcing this covenant, including, but not limited to, attorney's fees reasonably incurred in enforcement activity.
Article 4. Confidentiality
In consideration of this Agreement, the Executive agrees to the following:
(a)While Executive is employed by the Company or any of its Affiliates, the Executive has been, and will continue to be, provided with Trade Secrets and/or Confidential Information. This information has been developed at great expense to the Company and is necessary for the Company to conduct its business.
(b)While Executive is employed by the Company or any of its Affiliates, the Executive will not directly or indirectly use or disclose any Trade Secret or Confidential Information, except in the interest and for the benefit of the Company.
(c)After the termination of the Executive’s employment with the Company for any reason, the Executive will not directly or indirectly use or disclose any Trade Secret.
(d)For a period of twenty-four (24) months following the termination of the Executive’s employment for any reason, the Executive will not directly or indirectly use or disclose any Confidential Information. This confidentiality provision is not intended in any way to modify or limit the Executive’s ongoing duty to maintain the confidentiality of information as required under federal and state laws and regulations.
(e)At all times, the Executive shall not disparage the Company or otherwise make comments harmful to the Company’s or any of its Affiliates’ reputation.
(f)For purposes of this Agreement, the term “Trade Secret” has that meaning set forth under applicable law.
(g)For purposes of this Agreement, the term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or any of its Affiliates or provided to the Company or any of its Affiliates by its clients, vendors and suppliers that is not known generally to the public or the Company’s or any of its Affiliates’ competitors. Confidential Information includes, but is not limited to: (i) new products, product specifications, information about products under development, research, development or business plans, financial information, client lists, vendor or supplier lists, information about transactions with clients, pricing information, information relating to costs, business records, and employment records and policies (other than your own); (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Company or any of its Affiliates; and (iii) information received by the Company or any of its Affiliates from others which such entity has an obligation to treat as confidential.
(h)Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information that: (i) can be demonstrated by the Executive to have been known by the Executive prior to the Executive’s employment by the Company or any of its Affiliates; (ii) is or becomes generally available to the public through no act or omission of the Executive; (iii) is obtained by the Executive in good faith from a third party who discloses such information to the Executive on a nonconfidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by the Executive outside the scope of the Executive’s employment without the use of Confidential Information or Trade Secrets. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public.  The Executive is further notified that if the Executive files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, the Executive may disclose the Company’s Trade Secrets to the Executive’s attorney and use the Trade Secret information in the court proceeding, provided that the Executive files any document containing the

Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.
(i)These covenants are effective immediately. The parties intend that this Article 4 and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this agreement, as provided in Section 9.8, and are also severable from any other promise or duty owed by the Executive to the Company or any of its Affiliates.
(j)The Executive agrees that each of these covenants are reasonably and properly necessary to protect the legitimate business interests of the Company and its Affiliates. The Executive acknowledges that damages for the violation of any of these covenants will be inadequate and will not give full, sufficient relief to the Company and its Affiliates, and that a breach of any of these covenants will constitute irreparable harm to the Company or its Affiliates. Therefore, the Executive agrees that in the event of any violation of any of these covenants, the Company or any of its Affiliates shall be entitled to compensatory damages and injunctive relief.
(k)The Executive will reimburse and indemnify the Company or any of its Affiliates for the actual costs incurred by the Company or its Affiliates in enforcing any of these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.
(l)Notwithstanding anything herein to the contrary, in accordance with Rule 21F-17 under the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company shall not impede the Executive’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards, and the Company shall not enforce any provision of any policy to the extent such provision would be deemed to require the Company’s prior approval of such communication or forfeiture of any award, except to the extent otherwise permitted by Rule 21F-17.
Article 5. Protection of Leadership Pool
In consideration of this Agreement, the Executive and the Company agree to the following:
(a)The Executive is a top-level employee of the Company or an Affiliate, has special skills or knowledge important to the Company or its Affiliates, and/or has skills that are difficult for the Company or its Affiliates to replace.
(b)The Executive’s colleagues who are employed by the Company or any of its Affiliates in a position of officer or manager, or above (collectively, the “Leadership Pool”) are likewise top-level employees of the Company or an Affiliate, have special skills or knowledge important to the Company or its Affiliates, and/or have skills that are difficult for the Company or its Affiliates to replace.
(c)If the Executive or any member of the Leadership Pool ceases to be so employed, the Company or its Affiliates will have a business necessity to replace the skills lost.

(d)It takes time after an employee of the caliber of the Executive and/or the Leadership Pool leaves the employ of the Company or any of its Affiliates to replace the skills lost; 180 days is a reasonable measure of the time needed to replace such skills.
(e)A primary and necessary source of replacement of the skills of the Executive and/or a member of the Leadership Pool are the other members of the Leadership Pool.
(f)The parties recognize that employees of the Company or any of its Affiliates (not otherwise bound by contract) are not in any way restricted from competing with the Company or any of its Affiliates, and are not obligated to accept, nor even to consider, proposals by the Company or any of its Affiliates that they replace the Executive or a member of the Leadership Pool in the event the Executive or a member of the Leadership Pool leaves the Company or any of its Affiliates.
(g)Because of the Executive’s present position, the Executive is in a position to assist and influence those members of the Leadership Pool with whom the Executive has or had a working relationship during the immediately preceding twenty-four (24) months, or about whom/which the Executive has acquired or possessed specialized knowledge (in either case, a “Restricted Person”) in choosing whether to remain with the Company or its Affiliates and consider or accept other positions with the Company or its Affiliates rather than choosing to seek other opportunities outside the Company or any of its Affiliates. Any suggestion by the Executive that a Restricted Person should seek another employment opportunity outside the Company or any of its Affiliates, and any offer of another employment opportunity by another employer to a Restricted Person with the assistance of the Executive, would be such assistance and influence, in derogation of the Executive’s duty to the Company or its Affiliates as a managerial and supervisory employee.
(h)The monetary value of the loss to the Company and its Affiliates in case the Executive in fact assists or influences a Restricted Person to leave the Company or any of its Affiliates for a competitor would be impossible to precisely measure. Injunctive relief for a breach of subsection (i) would also be ineffective.
(i)The parties agree that a fair estimate of the monetary value of the loss to the Company and its Affiliates in case the Executive assists or influences another employee to leave the Company or any of its Affiliates for a competitor would be half of the Executive’s current base salary as of the last day the Executive worked for the Company or any of its Affiliates, for a period of 180 days.
(j)In consideration of this Agreement, the Executive agrees that the Executive will not, directly or through another, during the Executive’s employment and for a period of [twelve (12)/ twenty-four (24)] months thereafter, assist or influence any Restricted Person to take a position outside the Company or any of its Affiliates which is reasonably likely to pose a competitive threat to the Company or any of its Affiliates.
(k)In the event of a breach by the Executive of subsection (j), the stipulated damages for such breach are agreed to be one-half of the Executive’s daily rate of base pay as of the time he or she leaves the Company or any of its Affiliates times 180. This provision for stipulated damages is intended to be and is severable from the substantive obligation in subsection (j), and from the other provisions of this Agreement.
(l)Subsections (j) and (k) are solely for the purposes stated in subsections (a) through (k) and are not for the purpose of limiting the ability of the Executive to compete with the Company or any of its Affiliates.
(m)The Executive and the Company intend that the promise by the Executive in subsection (j) is separate and separable from any other obligation of the Executive, and for a different purpose, and with a different remedy from the promise of the Executive not to disclose Confidential Information or Trade Secrets or solicit or conduct business with certain clients of the Company or its Affiliates, under Articles 3 and 4.
(n)This section is effective immediately. The Executive will reimburse and indemnify the Company or its Affiliates for the actual costs incurred by the Company or its Affiliates in enforcing these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.
Article 6. Treatment of Excise Taxes
Notwithstanding anything to the contrary contained in this Agreement, if, after taking into account all amounts or benefits otherwise to be paid or payable, any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Section 280G of the Code or any successor provision thereto but for the application of this sentence, then the payments and benefits to be so paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state, and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made, at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants.
The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Article 6 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Article 6, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Article 6. The Company will provide the Executive all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the Effective Date of Termination, the Company may effect such reduction in any manner it deems appropriate.

Article 7. Contractual Rights and Legal Remedies
7.1    Payment Obligations Absolute. As long as both parties abide by the Agreement, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand, unless Executive breaches the Agreement. If such a breach occurs, all benefit payments will immediately cease, and will no longer be payable.
The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.
7.2    Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
7.3    Post Change in Control Obligations. For a period of [twelve (12)/ twenty-four (24)] months following a Change in Control, the Company (or any successor thereto) shall continue in effect, or continue the Executive’s participation in a similar manner in, any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates prior to the Change in Control of the Company, unless (i) such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally, or (ii) the Executive’s participation is increased or substituted for participation in more beneficial short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements.
Article 8. Successors
8.1    Successors to the Company. The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets or stock of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor if in accordance with the operation of law and, if so, such successor shall be deemed the “Company” for purposes of this Agreement.
8.2    Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
Article 9. Miscellaneous
9.1    Cooperation. The Executive shall cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to the Executive’s employment by the Company or any entity related to the Company (within the meaning of Code Section 414(b), (c) or (m)).
9.2    Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any entity related to the Company (within the meaning of Code Section 414(b), (c) or (m)). The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).
9.3    Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Executive’s Qualifying Termination with the Company for any reason shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.
9.4    Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.
9.5    Conflicting Agreements. This Agreement completely supersedes any and all prior change-in-control agreements or understandings, oral or written, entered into by and between the Company and the Executive, with respect to the subject matter hereof, and all amendments thereto, in their entirety, provided; however, the foregoing provisions of Article 3 (Nonsolicitation of Clients), Article 4 (Confidentiality) and Article 5 (Protection of Leadership Pool) shall not be construed to supersede or mollify any obligations of the Executive to the Company with respect to any restrictive covenant, non-compete or confidentiality agreement otherwise binding on the Executive, which shall remain in full force and effect to the extent provided in any such agreement(s), and in the event that a provision of such agreement shall conflict with any provision of this Agreement, the Executive acknowledges and agrees that the provision which is most protective of the Company’s confidential or proprietary interests shall control. Further, the Executive hereby represents and warrants to the Company that Executive’s entering into this Agreement, and the obligations and duties undertaken by Executive hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which Executive is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

9.6    Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.
9.7    Tax Withholding. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally required to be withheld.
9.8    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
    Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order
9.9    Future Employers. While Executive is employed by the Company or any of its Affiliates and for a period of twenty-four (24) months immediately following the termination of the Executive’s employment for any reason, Executive will inform each new or prospective employer, prior to accepting employment, of the existence of this Agreement, including the prohibitions contained in Articles 3, 4 and 5, and provide that employer with a copy of Articles 2, 4 and 5. Executive authorizes the Company to forward a copy of the prohibitions against competition as contained in Articles 3, 4 and 5 to any actual or prospective new employer.
9.10    Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and on behalf of the Company, as applicable, or by the respective parties’ legal representatives or successors.
9.11    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.
9.12 Governing Law; Waiver of Jury Trial.

(a)This Agreement and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws, except as superseded by applicable federal law; and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Waukesha, Wisconsin.
(b)Except to the extent prohibited by state law, AS A CONDITION OF ENTERING INTO THIS AGREEMENT, THE COMPANY AND THE EMPLOYEE IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EITHER MAY

HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AGREEMENT. EMPLOYEE HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) HE OR SHE HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) HE OR SHE MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) HE OR SHE HAS DECIDED TO EXECUTE THIS AGREEMENT IN CONSIDERATION OF, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.13    Section 409A. This Agreement shall be interpreted in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from the requirements of Code Section 409A. For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.
IN WITNESS WHEREOF, the Company has executed this Agreement on this __day of ______, 2020.
Executive:

_______________________________

First Business Financial Services, Inc.
By:

____________________________
Corey Chambas
President & CEO